Exhibit 99

     FirstEnergy Corp.                          For Release:  September 8, 2003
     76 South Main Street
     Akron, Ohio 44308
     www.firstenergycorp.com

     News Media Contact:                             Investor Contact:
     Kristen Baird                                   Kurt Turosky
     (330) 761-4261                                  (330) 384-5500

FIRSTENERGY UPDATES EARNINGS GUIDANCE

         FirstEnergy Corp. (NYSE: FE), which separately announced today the commencement of a public offering of its common stock, said the issuance is expected to result in dilution to the company's 2003 earnings per share of approximately 2.5 percent. As a result, the company now expects its earnings per share to be in the range of $2.61 to $2.81, on a non-GAAP(*) basis. The company's previous guidance was in the range of $2.68 to $2.88 per share on a non-GAAP basis.

         FirstEnergy's earnings per share guidance continues to exclude incremental expenses associated with the extended outage at Davis-Besse and unusual charges, as well as the first quarter increase in income from the cumulative effect of an accounting change. Including these items, FirstEnergy's revised 2003 guidance would be $1.91 to $2.11 per share on a GAAP basis.

2003 Revised GAAP Earnings Guidance
                                                                 ( $ per share )
                                                                 ---------------
  Revised 2003 Non-GAAP Earnings Guidance                         $2.61 - $2.81
  Less: Davis-Besse Incremental Outage Costs (1)                      0.49
  Less: Discontinued Operations (2)                                   0.20
  Less: Unusual Charges - 2nd Quarter (3)                             0.35
  Plus: Cumulative Effect of Accounting Change-1st Quarter (4)        0.34
                                                                  -------------
  Revised 2003 GAAP Earnings Guidance                             $1.91 - $2.11

Notes:

(1) Includes incremental operating expenses ($80 million) and estimated replacement power costs ($170 million) for extended Davis-Besse outage.

(2) Discontinued operations net charge recorded in the first and second quarters attributed to the Emdersa abandonment.


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(3)  Represents charges recorded in the second quarter attributed to disallowed regulatory assets in New Jersey ($158.5 million), impairment of a note receivable ($12.6 million) and the loss from sale of a natural gas operations unit ($6.2 million).

(4) Cumulative effect of accounting change in the first quarter related to the adoption of SFAS No. 143.

         (*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States.


         Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risk and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003, inability to accomplish or realize anticipated benefits of strategic goals, further investigation into the causes of the August 14, 2003, power outage, ability to successfully execute the equity offering, and other similar factors.


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